ALBERT WONG & CO., LLP

139 FULTON STREET, SUITE 818B

NEW YORK, NY 10038

TEL: (212) 226-9088

December 4, 2014

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re:  Mentor Capital, Inc.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated December 4, 2014, of Mentor Capital, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Very Truly Yours,

/s/ALBERT WONG & CO., LLP.

ALBERT WONG & CO., LLP